Exhibit 99.1

Kimberly Ross Appointed to Cigna Board of Directors

BLOOMFIELD, Conn. – October 29, 2019 – Cigna Corporation (NYSE:CI) today announced that Kimberly A. Ross has been appointed to Cigna's Board of Directors.  Her appointment is effective June 1, 2020.

Ms. Ross served as Senior Vice President and Chief Financial Officer of Baker Hughes (supplier to the oil and gas industry) from September 2014 until July 2017.  She is currently a director of Nestlé S.A. and a director and Chair of the Audit Committee of PQ Corporation. Ms. Ross was Executive Vice President and Chief Financial Officer of Avon Products Incorporated (a global consumer products company) from November 2011 until September 2014. Prior to joining Avon, she served as the Executive Vice President and Chief Financial Officer of Royal Ahold N.V. (a food retail company) from 2007 to 2011.

“We are delighted to welcome Kimberly to Cigna’s Board,” said David M. Cordani, Cigna President and Chief Executive Officer. “She brings experience from a variety of different industries — all of which we will be able to draw upon as Cigna works to transform the healthcare experience of consumers and healthcare professionals to one that is more simple, affordable, predictable and personal.”

“Cigna’s Board refreshment process is an important way for the company to continually update the collective skillset of its directors and bring fresh perspectives into the Board room,” said Isaiah Harris, Jr., Cigna Chairman of the Board. “Kimberly’s wealth of finance, international and public company experience — as well as her significant management and leadership skills and perspective — will make her a valuable addition to Cigna’s Board.”

About Cigna

Cigna Corporation is a global health service company dedicated to improving the health, well-being and peace of mind of those we serve. Cigna delivers choice, predictability, affordability and access to quality care through integrated capabilities and connected, personalized solutions that advance whole person health. All products and services are provided exclusively by or through operating subsidiaries of Cigna Corporation, including Cigna Health and Life Insurance Company, Cigna Life Insurance Company of New York, Connecticut General Life Insurance Company, Express Scripts companies or their affiliates, and Life Insurance Company of North America. Such products and services include an integrated suite of health services, such as medical, dental, behavioral health, pharmacy, vision, supplemental benefits, and other related products including group life, accident and disability insurance. Cigna maintains sales capability in over 30 countries and jurisdictions, and has more than 165 million customer relationships throughout the world. To learn more about Cigna®, including links to follow us on Facebook or Twitter, visit www.cigna.com.